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                                                                    Exhibit 23.2


                        Consent of Independent Auditors



The Board of Directors
El Paso Electric Company:

We consent to the incorporation by reference in this registration statement for El Paso Electric Company 1999 Long-Term Incentive Plan on Form S-8 of El Paso Electric Company of our audit report dated February 5, 1999, relating to the balance sheets of El Paso Electric Company as of December 31, 1998 and 1997 and the related statement of operations, comprehensive operations, changes in common stock equity (deficit), and cash flows for the years in the two-year period ended December 31, 1998 and 1997, the period February 12, 1996 to December 31, 1996, and the period January 1, 1996 to February 11, 1996, which report appears in the December 31, 1998 annual report on Form 10-K of El Paso Electric Company.


                                     KPMG LLP



El Paso, Texas
July 1, 1999